UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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AutoZone, Inc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Notice Of Annual Meeting Of Stockholders
December 9, 1999

 To our Stockholders:

        You are cordially invited to attend the Annual Meeting of Stockholders of AutoZone, Inc. at the Orpheum Theater, 203 South Main Street, Memphis, Tennessee, on Thursday, December 9, 1999, at 10 a.m. At the meeting, the stockholders will vote to:

1. Elect ten directors.
2. Approve the AutoZone, Inc. 2000 Executive Incentive Compensation Plan.
3. Approve the appointment of Ernst & Young LLP as independent auditors.
4. Transact other business which may be properly brought before the meeting.

         If you were a stockholder at the close of business on October 12, 1999, you may vote at the meeting.

        We look forward to seeing you at the meeting.

By order of the Board of Directors,

HARRY L. GOLDSMITH Secretary

Memphis, Tennessee
October 25, 1999

IMPORTANT

Please VOTE by proxy card, telephone, or Internet
whether or not you plan to attend the meeting.

Table of Contents

Notice of Annual Meeting

The Meeting

About this Proxy Statement

Information about Voting

Voting Securities

Quorum and Required Votes

The Proposals

PROPOSAL 1 - Election of Directors

PROPOSAL 2 - Approval of Executive Incentive Compensation Plan

PROPOSAL 3 - Approval of Independent Auditors

Other Matters

Other Information

Security Ownership of Management

Security Ownership of Certain Beneficial Owners

Compensation of Directors

Executive Compensation

Summary Compensation Table

Option/SAR Grants in Last Fiscal Year

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

Pension Plan Table

Compensation Committee Report on Executive Compensation

Stock Performance Graph

Employment Agreements

Certain Relationships and Related Transactions

Indebtedness of Management

Section 16(a) Beneficial Ownership Reporting Compliance

Stockholder Proposals for 2000 Annual Meeting

Annual Report

AutoZone, Inc. 2000 Executive Incentive Compensation Plan

AutoZone, Inc.
123 South Front Street
Memphis, Tennessee 38103

Proxy Statement
for
Annual Meeting of Stockholders
December 9, 1999

The Meeting

         Our Annual Meeting will be held at the Orpheum Theater, 203 South Main Street, Memphis, Tennessee, beginning at 10 a.m. on December 9, 1999.

About this Proxy Statement

       Our Board of Directors has sent you this Proxy Statement to solicit your vote at the Annual Meeting. We will pay all expenses incurred in this proxy solicitation. In addition to mailing this Proxy Statement to you, we have hired Beacon Hill Partners to be our proxy solicitation agent for a fee of $4,500 plus expenses. We also may make additional solicitations in person, by telephone, facsimile, e-mail, or other forms of communication. Brokers, banks and others who hold our stock for the beneficial owners will be reimbursed by us for their expenses related to forwarding our proxy materials to the beneficial owners. This Proxy Statement is first being mailed on October 25, 1999.

Information about Voting

        If you were a stockholder of record as of October 12, 1999, you may vote your shares:

•	By Proxy You can vote via the Internet, by telephone, or by completing and returning the enclosed proxy card to us by mail. We encourage you to vote by telephone or Internet, both of which are convenient, cost-effective and reliable alternatives to returning your proxy card by mail. The instructions for voting are contained on the enclosed proxy card. The individuals named on the card, your "proxies," will vote your shares as you indicate. If you sign your card without indicating how you wish to vote, your shares will be voted FOR our nominees for director, will be voted FOR the executive incentive compensation plan, will be voted FOR Ernst & Young LLP as independent auditors, and, in the proxies discretion, on any other matter that may be properly brought before the meeting. You may revoke your proxy at any time before it is voted at the meeting by sending a written notice to our Secretary (at the address at the top of the page) that you have revoked the proxy, by providing a later dated proxy, or by voting in person at the Annual Meeting.

•	In Person You may attend the Annual Meeting and vote in person.

         If you held your shares in an account with a bank, broker or other entity on the record date, please follow the instructions given to you on your ballot regarding casting your vote.

Voting Securities

        At the close of business on October 12, 1999, we had 138,935,636 shares of common stock outstanding. Each share of common stock is entitled to one vote. Only stockholders of record at the close of business on Tuesday, October 12, 1999, will be entitled to vote.

Quorum and Required Votes

         Holders of a majority of the shares of common stock outstanding must be present in person or by proxy in order for a quorum to be present. Votes on the proposals will be tallied as follows:

•	Election of Directors - The ten persons nominated for director receiving the most votes will be elected.
•	Approval of executive incentive compensation plan - For approval, the plan must receive an affirmative vote from a majority of the shares present and voting. Abstentions will be counted as if they were votes against the plan. Broker non-votes will not be counted as voting either for or against the plan.
•	Approval of independent auditors - For approval, the auditors must receive an affirmative vote from a majority of the shares present and voting. Abstentions will be counted as if they were votes against the auditors. Broker non-votes will not be counted as voting either for or against the auditors. However, we are not bound by a vote either for or against the auditors. The Board of Directors and the Audit Committee will consider a vote against the auditors by the stockholders in selecting auditors in the future.

The Proposals

PROPOSAL 1-ELECTION OF DIRECTORS

        Ten directors will be elected at the Annual Meeting to serve until the Annual Meeting in 2000. Each of the nominees named below was elected a director at the 1998 annual meeting, except for Mr. Lampert who is being nominated to serve on the Board of Directors for the first time at this meeting. These nominees have consented to serve if elected, but should any nominee be unavailable to serve, your proxy will vote for the substitute nominee recommended by the Board of Directors. The nominees are:

Nominee	Age	Positions Held
John C. Adams, Jr. Chairman, Chief Executive Officer & Director Customer Satisfaction	51	With AutoZone:
  Director since 1996
  Chairman since 1997
  CEO since December 1996
  President from December 1996 to March 1997
  Vice Chairman and Chief Operating Officer from March 1996 to December 1996
  Executive Vice President - Distribution from January 1995 to March 1996
  President of Miami Division of Malone & Hyde, Inc. from 1983 to 1990
With Others:
  Part Owner of Nicotiana Enterprises, Inc., a food distribution company, from 1990 to 1994
  Director of Keebler Foods Company

Andrew M. Clarkson Director Chairman of Finance Committee Customer Satisfaction	62	With AutoZone:
  Director since 1986
  Chairman of Finance Committee since 1995
  Treasurer from 1990 to 1995 and from 1986 to 1988
  Secretary from 1988 to 1993
  Chief Financial Officer of Malone & Hyde, Inc., from 1983 to 1988
With Others:
  Director of Amphenol Corporation

N. Gerry House Director Customer Satisfaction	52	With AutoZone: Director since 1996 With Others: Superintendent of Memphis, Tennessee, City School System since 1992 Trustee of Educational Testing Service (ETS)
Robert J. Hunt Executive Vice President, Chief Financial Officer & Director Customer Satisfaction	50	With AutoZone:
  Director since 1997
  Executive Vice President and Chief Financial Officer since 1994
  Executive Vice President and Chief Financial Officer for Malone & Hyde, Inc. from 1988 to 1991
With Others:
  Executive Vice President, Chief Financial Officer & Director for The Price Company from 1991 to 1993

J.R. Hyde, III Director Customer Satisfaction	56	With AutoZone:
  Director since 1986
  Chairman from 1986 to 1997
  Chief Executive Officer from 1986 to 1996
  Chairman and Chief Executive Officer of Malone & Hyde, Inc., until 1988
With Others:
  President of Pittco, Inc., an investment company, since 1989
  Director of FDX Corporation

James F. Keegan Director Customer Satisfaction	67	With AutoZone:
  Director since 1991
With Others:
  Chairman of Adams Keegan, Inc., a professional employer organization, since 1997
  Managing Director of Weibel Huffman Keegan, Inc., an investment management firm, until 1997

Edward S. Lampert Nominee for Director Customer Satisfaction	37	With Others: Chief Executive Officer of ESL Investments, Inc., a private investment firm, since 1988
Michael W. Michelson Director Customer Satisfaction	48	With AutoZone:
  Director since 1986
With Others:
  Member of limited liability company which is general partner of Kohlberg Kravis Roberts & Co., L.P. since 1996
  General Partner of Kohlberg Kravis Roberts & Co., L.P., prior to 1996
  General Partner of KKR Associates, L.P.
  Director of Amphenol Corporation, Owens-Illinois, Inc., Owens-Illinois Group, Inc., and Promus Hotel Corporation

Ronald A. Terry Director Customer Satisfaction	68	With AutoZone:
  Director since 1995
With Others:
  Chairman of First Tennessee National Corporation from 1973 to 1995
  Chief Executive Officer of First Tennessee National Corporation from 1973 to 1994
  Director of BellSouth Corporation and Promus Hotel Corporation

Timothy D. Vargo President, Chief Operating Officer & Director Customer Satisfaction	48	With AutoZone:
  Director since 1996
  President since March 1997
  Chief Operating Officer since December 1996
  Vice Chairman from March 1996 to March 1997
  Executive Vice President - Merchandising and Systems Technology from June 1995 to March 1996
  Senior Vice President from March to June 1995
  Senior Vice President - Merchandising & Distribution from 1986 to 1992
  Director of Stores for Auto Shack, division of Malone & Hyde, Inc., from 1984 to 1986

Note: Malone & Hyde, Inc., is the former parent company of AutoZone.

Board Meetings and Committees

         The Board of Directors held five meetings in fiscal year 1999. Each incumbent director attended at least 75% of the total of the Board of Directors and committee meetings during the fiscal year, except for Dr. House.

         The Board of Directors has three committees: the Audit Committee, the Compensation Committee, and the Finance Committee. The Board of Directors does not have a nominating committee.

         The Audit Committee recommends the engagement of independent auditors, confers with our internal and external auditors regarding the adequacy of our financial controls and fiscal policy, and directs changes to financial policies or procedures as suggested by the auditors. During fiscal year 1999, the Audit Committee met two times. For the 1999 fiscal year, the Audit Committee consisted of Mr. Keegan (Chairman), and Mr. Terry.

         The Compensation Committee sets the compensation levels for all officers, including salary and bonus levels. In addition, the Compensation Committee administers AutoZone's stock option and stock purchase plans. The Compensation Committee, consisting of Mr. Terry (Chairman), Mr. Keegan, and Dr. House, held four meetings during fiscal year 1999.

         The Finance Committee reviews AutoZone's financing options and makes recommendations to the full Board and management as to appropriate financing mechanisms. During fiscal year 1999, the Finance Committee, consisting of Mr. Clarkson (Chairman) and Mr. Michelson, held two meetings.

PROPOSAL 2-APPROVAL OF EXECUTIVE INCENTIVE COMPENSATION PLAN

         The following is a summary of the AutoZone, Inc. 2000 Executive Incentive Compensation Plan. For complete details please see the plan, which is reproduced in its entirety as Exhibit A to this proxy statement.

What is the executive incentive compensation plan?

         The federal tax code prohibits us from deducting compensation in excess of $1 million for the chief executive officer and our other four most highly paid officers unless the compensation in excess of $1 million is based on an objective measure of performance. The AutoZone, Inc. 2000 Executive Incentive Compensation Plan is intended to qualify as a performance-based compensation plan under the federal tax code so that performance bonuses paid to our executive officers are tax deductible to AutoZone. The plan requires that the Compensation Committee establish objective performance goals and that the performance goals be met before a participant may receive a bonus.

Who is eligible to participate in the plan?

        The executive officers, as determined by the Compensation Committee, are eligible to participate in the plan.

How are performance goals established?

         Under the plan, at the beginning of each fiscal year, the Compensation Committee must establish a goal, which may be a range from a minimum to a maximum attainable bonus. The goal may be based on one or more of the following measures:

•	Earnings
•	Earnings per share
•	Common stock price
•	Market share
•	Sales
•	Revenue
•	Operating or net cash flows
•	Pre-tax profits
•	Earnings before interest and taxes
•	Return on capital
•	Economic value added
•	Return on inventory
•	Operating margin
•	Gross profit margin

          The goal may be different for different executives. No bonus may be paid under the plan unless at least the minimum goal is attained. However, the committee may disregard for goal purposes one-time charges and extraordinary events such as asset write-downs, litigation judgments or settlements, the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results, accruals for reorganization or restructuring, and any other extraordinary non-recurring items, acquisitions or divestitures and any foreign exchange gains or losses.

What is the maximum compensation that a participant may receive under the plan?

No participant may receive more than the lesser of 150% of the executive's annual salary or $2 million as a bonus under the plan.

How is the bonus paid under the plan?

         After the end of each fiscal year, the Compensation Committee must certify the attainment of goals, if any, under the plan and direct the amount to be paid to each participant. The committee, in its discretion, may reduce or eliminate any bonus to be paid to an executive, even if a goal was attained. The bonus may only be paid after the attainment of the goals has been certified. The bonus may be paid in cash or in whole or part in common stock, at the option of the Compensation Committee.

Does AutoZone currently have an executive incentive compensation plan?

         Currently, the AutoZone, Inc. Executive Incentive Compensation Plan is in effect. The existing plan will expire in December 1999. Therefore, we are proposing the new plan.

What are the differences between the new plan and the existing plan?

         The two plans are essentially similar, except that the existing plan required the target amount to be based upon pre-tax earnings and the new plan allows the committee more flexibility in selecting the goal measure. In addition, the old plan had a maximum of 100% of salary which could be paid as a bonus and the new plan will allow up to 150% of salary to be paid as a bonus.

Who participated in the existing plan last fiscal year?

         Last fiscal year, 11 AutoZone executives were granted bonuses under the existing plan. This table shows bonuses for the named executive officers and all executive officers as a group under the existing plan, in the last fiscal year:

Name and Position	Dollar Value ($)

John C. Adams, Jr.	265,200
Chairman & Chief Executive Officer

Timothy D. Vargo	212,200
President & Chief Operating Officer

Robert J. Hunt	114,750
Executive Vice President & Chief Financial Officer

Gerald E. Colley	76,250
Senior Vice President

David J. Wilhite	75,000
Senior Vice President

Executive Group[1]	1,031,900

_______________
1Eleven persons, including all of the persons named above.

  The Board of Directors recommends that you vote FOR approval of the AutoZone, Inc. 2000 Executive Incentive Compensation Plan.

PROPOSAL 3 - APPROVAL OF INDEPENDENT AUDITORS

        Ernst & Young LLP, which has been our independent auditor for the past twelve fiscal years, has again been selected by the Audit Committee to be AutoZone's independent auditors for fiscal year 2000. Members of Ernst & Young LLP will be present at the Annual Meeting to make a statement if they so desire and to answer any appropriate questions.

    The Board of Directors recommends that you vote FOR approval of Ernst & Young LLP as independent auditors.

OTHER MATTERS

         We do not know of any matters to be presented at the Annual Meeting other than those discussed in this proxy statement. If, however, other matters are properly brought before the Annual Meeting, your proxy will be able to vote those matters in their discretion.

Other Information

SECURITY OWNERSHIP OF MANAGEMENT

         This table shows the beneficial ownership of common stock as of October 12, 1999, by each director, the Chief Executive Officer, the other four most highly compensated executive officers, and all incumbent directors and executive officers as a group. Unless stated otherwise in the notes to the table, each person named below has sole authority to vote and invest the shares shown.

	Beneficial Ownership as of October 12, 1998
Name of Beneficial Owner	Shares	Percent

John C. Adams, Jr. [1]	110,407	*
Andrew M. Clarkson [2]	480,820	*
N. Gerry House [3]	748	*
Robert J. Hunt [4]	190,287	*
J.R. Hyde, III [5]	2,256,498	1.6%
James F. Keegan [6]	11,521	*
Edward S. Lampert [7]	21,761,400	15.7%
Michael W. Michelson [8]	513,483	*
Ronald A. Terry [8]	6,728	*
Timothy D. Vargo [9]	66,730	*
Gerald E. Colley [10]	5,683	*
David J. Wilhite [11]	19,676	*
All incumbent directors and executive officers as a group (19 persons) [12]	3,927,852	2.8%

*Less than 1%

1Does not include 1,572 shares held in trusts for the benefit of Mr. Adam's children. Includes 100,000 shares issuable upon exercise of stock options either immediately or within 60 days of October 12, 1999.

2Includes 119,400 shares held by a charitable trust for which Mr. Clarkson is a trustee and shares investment and voting power, with respect to which Mr. Clarkson disclaims beneficial ownership. Does not include 1,000 shares owned by members of Mr. Clarkson's immediate family nor does it include 28,000 shares held in trust for the benefit of a member of Mr. Clarkson's family, with respect to which he disclaims beneficial ownership.

3Includes 748 shares which may be acquired immediately upon termination as a director by conversion of stock appreciation rights.

4Includes 2,000 shares owned by Mr. Hunt's wife and 75,000 shares which may be acquired upon exercise of stock options either immediately or within 60 days of October 12, 1999.

5Includes 740,000 shares held by a charitable foundation for which Mr. Hyde is an officer and a director and for which he shares investment and voting power, and includes 1,559 shares which may be acquired immediately upon termination as a director by conversion of stock appreciation rights. Does not include 2,000 shares owned by Mr. Hyde's wife.

6Does not include 800 shares owned by a member of Mr. Keegan's family with respect to which Mr. Keegan disclaims any beneficial ownership.

7Mr. Lampert is the Chief Executive Officer and a director of ESL Investments, Inc., a Delaware corporation. Mr. Lampert is also the managing member of ESL Investment Management, LLC, a Delaware limited liability company, and RBS Investment Management, LLC, a Delaware limited liability company. All shares indicated are owned by ESL Partners, L.P., a Delaware limited partnership, ESL Limited, a Bermuda corporation, ESL Institutional Partners, L.P., a Delaware limited partnership, Acres Partners, L.P., a Delaware limited partnership, and Marion Partners, L.P., a Delaware limited partnership. Mr. Lampert may be deemed to have indirect beneficial ownership of the shares owned by these entities. See also footnote 1 under Security Ownership of Certain Beneficial Owners, below.

8Includes 1,600 shares which may be acquired immediately upon termination as a director by conversion of stock appreciation rights.

9Includes 50,000 shares which may be acquired upon exercise of stock options either immediately or within 60 days of October 12, 1999. Does not include 4,635 shares owned by members of Mr. Vargo's immediate family.

10Includes 5,167 shares which may be acquired upon exercise of stock options either immediately or within 60 days of October 12, 1999. Does not include 5,000 shares owned by Mr. Colley's wife.

11Includes 18,666 shares which may be acquired upon exercise of stock options either immediately or within 60 days of October 12, 1999.

12Includes 479,500 shares which may be acquired upon exercise of stock options either immediately or within 60 days of October 12, 1999, and 5,507 shares which may be acquired immediately upon termination as a director by conversion of stock appreciation rights. Does not include shares deemed beneficially owned by Mr. Lampert.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following entities are known by us to own more than five percent of the outstanding common stock:

	Beneficial Ownership
Name and Address of Beneficial Owner	Shares	Percent

Capital Research and Management Company [1]	7,840,000	5.6
333 South Hope Street
Los Angeles, CA 90071

ESL Investments, Inc. [2]	21,761,400	15.7
One Lafayette Place
Greenwich, CT 06830

FMR Corp. [3]	11,772,304	8.5
82 Devonshire St.
Boston, MA 02109

W.P. Stewart & Co., Ltd. [4]	19,501,000	14.0
129 Front St.
Hamilton, Bermuda

1All information regarding Capital Research and Management Company is based upon the Schedule 13F for the period ended June 30, 1999. Capital Research and Management Company has the sole power to vote and dispose of the shares deemed beneficially owned by it.

2 All information regarding ESL Investments, Inc., is based upon the Form 4 for the period ended September 30, 1999, filed on behalf of a group consisting of ESL Investments, Inc., ESL Partners, L.P., ESL Limited, ESL Institutional Partners, L.P., Acres Partners, L.P., Marion Partners, L.P., and Edward S. Lampert. The general partner of ESL Partners, L.P., is RBS Partners, L.P. The general partner of RBS Partners, L.P. is ESL Investments, Inc. ESL Investment Management, LLC, is the investment manager of ESL Limited. RBS Investment Management, LLC, is the general partner of ESL Institutional Partners, L.P. ESL Investments, Inc., is the general partner of Acres Partners, L.P. Mr. Lampert is the managing member of ESL Investment Management, LLC, and RBS Investment Management, LLC. In their respective capacities, each of the foregoing may be deemed to be the beneficial owner of the shares of AutoZone common stock beneficially owned by other members of the group. As of September 30, 1999, ESL Partners, Inc., was the record owner of 10,775,083 shares, ESL Limited was the record owner of 2,645,021 shares, ESL Institutional Partners, L.P., was the record owner of 348,528 shares, Acres Partners, L.P., was the record owner of 6,867,928 shares, and Marion Partners, L.P., was the record owner of 1,124,840 shares. Each entity has the sole power to vote and dispose of the shares deemed beneficially owned by it. See also footnote 7 under Security Ownership of Management, above.

3 All information regarding FMR Corp. is based upon the Schedule 13G dated February 1, 1999, filed on behalf of FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson, and the Schedule 13F filed by FMR Corp. for the period ending June 30, 1999. FMR Corp. states that various persons have the right to receive, or the power to direct the proceeds from the sale of, the shares. No one person's interest in the shares is more than five percent of the total outstanding common stock. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and a registered investment advisor, is the beneficial owner of 11,590,000 shares as the result of acting as investment adviser to various investment companies. Edward C. Johnson 3d, FMR Corp. through its control of Fidelity, and the funds each has sole power to dispose of the 11,590,000 shares owned by the funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp. has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds' Boards of Trustees.

         Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank, is the beneficial owner of 182,304 shares as a result of its serving as investment manager of the institutional accounts. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 182,304 shares and sole power to vote or to direct the voting of 182,304 shares of common stock owned by the institutional accounts.

4 All information regarding W.P. Stewart & Co., Ltd., is based upon the Schedule 13G for the period ended December 31, 1998. W.P. Stewart & Co., Ltd., has the sole power to vote and dispose of the shares deemed beneficially owned by it.

COMPENSATION OF DIRECTORS

         Non-employee directors are paid an annual fee of $25,000 in quarterly installments, plus $1,000 for each Board meeting attended. In 1998, the Board of Directors adopted the Directors Compensation Plan. Under this plan, a non-employee director may receive no more than one-half of the annual and meeting fees immediately in cash, and the remainder of the fees must be taken in either common stock or the fee may be deferred in units with value equivalent to the value of shares of common stock as of the grant date (also known as "stock appreciation rights").

          Also in 1998, the Board of Directors adopted the 1998 Directors Stock Option Plan. Under the stock option plan, on January 1 of each year, each non-employee director receives an option to purchase 1,000 shares of common stock. On December 31 of each year, each non-employee director that owns common stock worth at least five times the annual fee paid to each non-employee director on an annual basis will receive an additional option to purchase 1,000 shares of common stock. These stock option grants are made at the fair market value as of the grant date.

         Mr. Clarkson is an AutoZone employee, and for fiscal year 1999 was paid a salary and bonus of $62,500 and received other benefits ordinarily granted to all employees.

EXECUTIVE COMPENSATION

        Summary Compensation Table

         This table shows the compensation paid to the Chief Executive Officer and the other four most highly paid executive officers for the past three fiscal years.

Name and Principal Position	Annual Compensation Securities				Long Term Compensation
					Awards
	Year	Salary	Bonus[1]	Other Annual Compensation[2]	Securities Underlying Options/SARs[3]	All Other Compensation[4]

John C. Adams, Jr.[5]	1999	530,400	265,200	2,400	0	3,916
Chairman &	1998	520,000	253,500		0	3,048
Chief Executive Officer	1997	413,952	199,268		350,000	2,032

Timothy D. Vargo[6]	1999	424,400	212,200	2,400	0	2,384
President &	1998	416,000	202,800		0	3,048
Chief Operating Officer	1997	356,859	170,973		250,000	2,032

Robert J. Hunt	1999	306,000	114,750	2,400	25,000	3,311
Executive Vice President	1998	300,000	117,000		0	3,048
& Chief Financial Officer	1997	261,769	96,223		50,000	2,032

Gerald E. Colley[7]	1999	305,000	76,250		0	2,194
Senior Vice President	1998	230,000	74,750	42,003	40,000	2,213
	1997	110,676	30,989	18,448	50,000	2,122

David J. Wilhite[8]	1999	300,000	75,000		0	832
Senior Vice President	1998	192,400	62,588		50,000	466
	1997	130,769	36,615		30,000	1,046

1 Bonuses are shown for the fiscal year earned, but paid in the following fiscal year.

2 Amounts shown for 1999 are 401(k) plan matching contributions. Amounts shown for Mr. Colley for 1997 and 1998 are relocation allowances.

3 All amounts shown are stock options; AutoZone did not grant SARs to executive officers in the 1997, 1998 or 1999 fiscal years. All options were granted in accordance with the 1996 Stock Option Plan, as amended and restated in 1997 and 1998.

4 All Other Compensation consists of term life insurance provided for the benefit of the named officer's beneficiary

.5 Mr. Adams was first elected CEO in December 1996 and Chairman in March 1997.

6 Mr. Vargo was first elected Chief Operating Officer in December 1996, and was elected President in March 1997.

7 Mr. Colley was a Vice President from June 1997 to October 1997, when he was elected Senior Vice President.

8 Mr. Wilhite was a Vice President until October 1997 when he was elected Senior Vice President.

        Option/SAR Grants in Last Fiscal Year

         This table shows the number of stock options granted to certain executive officers during the most recent fiscal year. Executive officers were not granted SARs during the 1999 fiscal year.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term[1]
	Number of Securities Underlying Options/SARs Granted	% of Total Options/SARs Granted to Employees in Fiscal	Exercise or Base Price	Expiration
	(#)	Year	($/Sh)	Date	5% ($)	10% ($)

John C. Adams, Jr.	0
Timothy D. Vargo	0
Robert J. Hunt[2]	25,000	1.2	26.6875	10/24/2008	419,591	1,063,325
Gerald E. Colley	0
David J. Wilhite	0

1 The 5% and 10% appreciation rates have been arbitrarily set by the Securities and Exchange Commission and do not forecast actual stock price appreciation.

2 Options shown vest in one-third increments on each of the third, fourth and fifth anniversaries after the grant date.

        Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

         This table shows stock option exercises by certain executive officers during the most recent fiscal year, and their exercisable and unexercisable stock options as of August 28, 1999. The fiscal year-end value of "in-the-money" stock options is the difference between the exercise price of the option and the market value of the common stock (not including options with an exercise price greater than the fair market value) on August 27, 1999 (the last trading day before the fiscal year end) which was $24 per share. Executive officers do not have SARs.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised In-the-Money Options/SARs at FY-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable

John C. Adams, Jr.	0		50,000	700,000	0	937,500
Timothy D. Vargo	0		50,000	550,000	0	690,625
Robert J. Hunt	0		37,500	187,500	0	193,750
Gerald E. Colley	4,834	128,101	5,167	90,000	115,612	0
David J. Wilhite	0		11,333	115,667	0	38,750

        Pension Plan Table

         This table shows the estimated annual benefits payable upon retirement at age 65 in 1999 under our pension plan. Sixty monthly payments are guaranteed after retirement.

	Years of Service
Remuneration	15	20	25	30	35
$100,000	$21,992	$30,450	$38,909	$42,292	$42,292
120,000	26,932	37,290	47,649	51,792	51,792
140,000	31,872	44,130	56,389	61,292	61,292
160,000	34,836	48,234	61,633	66,992	66,992
180,000	34,836	48,234	61,633	66,992	66,992

          Remuneration includes salary and bonus. The benefit is based on the average monthly earnings for the consecutive five year period during which a participant had his or her highest level of earnings. The benefits stated in the table will not be reduced by Social Security or other amounts received by a participant. Remuneration shown is assumed to be the participant's five year average earnings.

         Neither remuneration greater than $160,000 nor years of service in excess of 25 years is credited for benefit calculation purposes. The pension plan was amended on January 1, 1998. The difference in the table between 25 and 30 years of service is due to the calculation of the prior plan minimum benefit which was fixed effective December 31, 1997. A participant with 25 years of service today would have had only 23 years under the prior plan minimum, whereas the participant with 30 years of service today would have the full 25 years of service credit under the prior plan minimum.

         The number of years of credited service certain executive officers have accrued under the pension plan as of the most recent fiscal year end are:

Name	Years of Service
John C. Adams, Jr.	4
Timothy D. Vargo	13
Robert J. Hunt	4
Gerald E. Colley	10
David J. Wilhite	13

         Compensation Committee Report on Executive Compensation

         The executive compensation program is designed to attract and retain executives who are key to our long-term success. In this process, we want to align an executive's compensation with AutoZone's attainment of business goals and the increase in share value. The Compensation Committee reviews executive compensation annually and makes appropriate adjustments based on company performance, achievement of predetermined and individual goals, and changes in an executive's duties and responsibilities. The compensation of other AutoZone employees is based on a similar philosophy.

Compensation Philosophy

         Executive compensation consists of salary, bonus, and stock options.

     Salary.   The Committee desires that overall compensation reflect each executive's performance over time. Base salaries are set at levels subjectively determined by the Compensation Committee to adequately reward and retain capable executives, including the Chief Executive Officer.

         At the beginning of each fiscal year, the Compensation Committee reviews and establishes the annual salary of each officer, including the Chief Executive Officer. The Committee makes an independent, subjective determination of the appropriate level of each officer's salary. The Compensation Committee employs a compensation consultant to assist the Committee in comparing AutoZone's compensation for its executives to that of other retailers. However, the Committee uses this information to verify the reasonableness of the compensation, but does not have a predetermined compensation objective. The Committee does not use any mechanical formulations or weighting of any of the factors considered.

        Bonus.   Each fiscal year executive officers are paid a bonus based on AutoZone's attainment of increases in earnings over the prior year and the attainment of other goals as set by the Compensation Committee. A target is set at the beginning of each fiscal year and bonuses are paid as a percentage of the attainment of the objectives. A maximum bonus is established for each executive officer. As a general matter, as an executive's level of management responsibility in the Company increases, the greater the portion of his or her potential total compensation depends on the Company's performance as measured by increases in earnings over the previous year. No bonus is payable under the bonus plan unless a predetermined minimum target is achieved. A significant portion of each officer's compensation is directly related to the performance of the Company. Please see Proposal 2 of this Proxy Statement for a more complete discussion of the AutoZone, Inc. 2000 Executive Incentive Compensation Plan under which bonuses will be paid to executive officers in future years.

     Stock Options.   To align the long-term interests of management and our stockholders, the Compensation Committee awards non-qualified stock options to all levels of management, including individual store managers. Stock option grants are made by a subjective determination by the Committee, upon recommendation by the Chief Executive Officer (for grants other than those to the Chief Executive Officer), who considers the recipient's past performance and current responsibilities, and the number of shares previously granted to that person.

Stock Ownership

         Beginning with fiscal year 2000, the Compensation Committee has implemented the AutoZone, Inc. Management Stock Ownership Plan to encourage and facilitate the ownership of AutoZone stock by senior management and members of the Board of Directors. The plan provides guidelines for stock ownership levels by senior management and directors. AutoZone will loan one-half of the necessary funds to the executive officers and new directors. The borrower is at risk and signs a promissory note for the full amount borrowed. As a condition to obtaining the loan, beginning as of the bonus paid for the 2000 fiscal year, each senior executive must commit to use a set percentage of any bonus received to acquire AutoZone stock and must fully participate in AutoZone's employee stock purchase plan.

CEO Compensation

         In the last fiscal year, John C. Adams, Jr., Chairman and Chief Executive Officer was paid $530,400 in salary and $265,200 in bonus. Mr. Adams has an employment agreement which is described under the section entitled "Employment Agreements" in this Proxy Statement. Mr. Adams did not receive any stock options during the last fiscal year.

Tax Deductions for Compensation

         The federal tax code limits the amount of compensation that we may deduct in any year for the Chief Executive Officer and our other four most highly paid officers to $1 million. However, this deduction limitation does not apply to performance-based compensation as defined in the tax code. In order for AutoZone to continue to be able to deduct any compensation which may exceed $1 million, the Committee recommends that the stockholders adopt the AutoZone, Inc. 2000 Executive Incentive Compensation Plan, which is Proposal 2 in this Proxy Statement. Our compensation plans are generally designed and implemented so that they qualify for full deductibility. However, we may from time to time pay compensation to our executive officers that may not be fully deductible.

         This report was unanimously adopted by the Compensation Committee and approved by the Board of Directors.

Ronald A. Terry, Chairman
N. Gerry House
James F. Keegan

        Stock Performance Graph

         This graph shows, from the end of fiscal year 1994 to the end of fiscal year 1999, changes in the value of $100 invested in each of AutoZone's common stock, Standard & Poor's Retail Store Composite Index, Standard & Poor's 500 Composite Index, and a peer group consisting of other automotive aftermarket retailers.

 [PERFORMANCE GRAPH]

	Aug. 94	Aug. 95	Aug. 96	Aug. 97	Aug. 98	Aug. 99
AutoZone, Inc.	$100.00	$108.04	$109.55	$113.57	$104.27	$ 95.73
S&P 500 Index	$100.00	$121.45	$144.19	$202.81	$219.22	$306.52
S&P Retail Store Composite Index	$100.00	$101.71	$122.63	$157.84	$206.85	$270.83
Peer Group	$100.00	$103.37	$116.33	$119.35	$114.71	$114.02

          In past proxy statements, we had used the Standard & Poor's Retail Store Composite Index as a comparison index, principally because the specific industry of other automotive aftermarket retailers had few public companies against which to compare. We now believe that the group of public automotive aftermarket retailers is large enough to present a valid comparison to the value of our common stock, and will be using this peer group index in the future. The peer group consists of CSK Auto Corporation, Discount Auto Parts, Inc., Genuine Parts Company, O'Reilly Automotive, Inc., and The Pep Boys-Manny, Moe & Jack.

EMPLOYMENT AGREEMENTS

         Mr. Adams, Mr. Vargo, Mr. Hunt, Mr. Colley, and Mr. Wilhite have each entered into employment agreements. Mr. Adams's agreement states that he is employed as Chairman and Chief Executive Officer, with a minimum annual salary of $530,400, and a bonus potential of 100% of annual salary. Mr. Vargo's agreement states that he is employed as President and Chief Operating Officer, with a minimum annual salary of $424,400 and a bonus potential of 100% of annual salary. Mr. Hunt's agreement states that he is employed as Executive Vice President and Chief Financial Officer, with a minimum annual salary of $306,000 and a bonus potential of 75% of annual salary. Mr. Colley's agreement states that he is employed as Senior Vice President with a minimum annual salary of $305,000, and a bonus potential of 50% of annual salary. Mr. Wilhite's agreement states that he is employed as Senior Vice President, with a minimum annual salary of $300,000 and a bonus potential of 50% of annual salary.

         All minimum salaries and bonus are subject to increase by the Compensation Committee. These agreements continue until terminated by either the executive or by us. If an agreement is terminated by us for cause, or by the executive for any reason, the executive will cease to be an employee, and will cease to receive salary, bonus and other benefits. If an agreement is terminated by us without cause, the executive will remain an employee for three years after the termination date and will continue to receive his then-current salary and other benefits of an employee, and will receive a prorated bonus for the fiscal year in which he was terminated, but no bonuses thereafter. If an agreement is terminated by us or by the executive for reasons other than a change in control, then the executive will be prohibited from competing against AutoZone for three years after the termination date.

         "Cause" is defined in each agreement as the willful engagement by the executive in conduct which is demonstrably or materially injurious to AutoZone, monetarily or otherwise. "Change in control" in each agreement generally means (although more specifically defined in each agreement) either the acquisition of a majority of our voting securities by or the sale of all or substantially all of our assets to a non-affiliate of the company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Mr. Hyde is the sole stockholder of a corporation that owns an aircraft that was leased to us for our business at times during the 1999 fiscal year. For fiscal year 1999, we paid the corporation that owned the aircraft lease fees and expenses totaling $207,418. In addition, we employ pilots that operated the aircraft for Mr. Hyde's personal benefit at times during the 1999 fiscal year. For the use of the pilots' services, Mr. Hyde paid us $98,000. We believe that the charges for our use of the plane and the amount that we charge Mr. Hyde for the use of the pilots are reasonable and equivalent to the fees charged by others for the use of similar aircraft and pilots.

         Upon his retirement as Chairman in 1997, Mr. Hyde entered into an agreement not to compete against the Company until March 2002. In fiscal year 1999, under the terms of that agreement, we paid Mr. Hyde $301,377, and provided him personal security services valued at approximately $48,351.

INDEBTEDNESS OF MANAGEMENT

         Effective as of the beginning of the 2000 fiscal year, the Board of Directors has adopted the AutoZone, Inc. Management Stock Ownership Plan. Under this plan, each executive officer is encouraged to purchase and maintain ownership of AutoZone stock in an amount which is a set multiple of his annual salary. As a part of the program, we have agreed to loan each executive officer up to one-half of the funds required to purchase the stock. The notes are demand notes which mature in five years or upon termination of the officer's employment. Interest accrues at a 6% annually compounded rate, which approximates the applicable federal rate as set by the Internal Revenue Service. As of the date of this Proxy Statement, Mr. Adams has a principal balance of $402,941, Mr. Vargo has a principal balance of $848,800, Mr. Hunt has a principal balance of $408,063, and Mr. Colley has a principal balance of $300,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Securities laws require our executive officers, directors, and owners of more than ten percent of our common stock to file reports (Forms 3, 4, and 5) with the Securities and Exchange Commission and the New York Stock Exchange relating to the number of shares of common stock that they own, and any changes in their ownership. To our knowledge, all persons required to file such forms have done so in a timely manner.

STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

         Stockholder proposals for inclusion in the Proxy Statement for the Annual Meeting in the year 2000 must be received by June 22, 2000. Stockholders proposals received after June 22, 2000, but by September 8, 2000, may be presented at the meeting, but will not be included in the 2000 Proxy Statement. Any stockholder proposal received after September 8, 2000, will not be eligible to be presented for a vote to the stockholders in accordance with AutoZone's bylaws. Any proposals must be mailed to AutoZone, Inc., Attention: Secretary, Post Office Box 2198, Dept. 8074, Memphis, Tennessee 38101-9842.

ANNUAL REPORT

         A copy of our Annual Report is being mailed with this Proxy Statement to all stockholders of record.

By the order of the Board of Directors,

HARRY L. GOLDSMITH Secretary

 Memphis, Tennessee
October 25, 1999

EXHIBIT A

AUTOZONE, INC.
2000 EXECUTIVE INCENTIVE COMPENSATION PLAN

 1.     PURPOSE.

         The AutoZone, Inc. 2000 Executive Incentive Compensation Plan ("Plan") is designed to provide incentives and rewards to eligible employees of AutoZone, Inc. (the "Company") and its affiliates who have significant responsibility for the success and growth of the Company and assist the Company in attracting, motivating, and retaining key employees on a competitive basis. The Plan is designed to ensure that the annual bonus paid pursuant to this Plan to eligible employees of the Company is deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). This Plan shall be ratified by the Company's stockholders pursuant to 26 C.F.R. § 1.162-27(e)(4)(vi) at the annual meeting to be held on December 9, 1999, and shall be effective for the entire 2000 fiscal year. If the stockholders do not ratify the Plan, the Plan shall not become effective.

2.     ADMINISTRATION OF THE PLAN.

         The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company ("Committee"). The Committee shall be appointed by the Board of Directors of the Company and shall consist of at least two outside directors of the Company that satisfy the requirements of Code Section 162(m). The Committee shall have the sole discretion and authority to administer and interpret the Plan in accordance with Code Section 162(m). The Committee's interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its stockholders and any person receiving an award under the Plan.

3.     ELIGIBILITY.

         The individuals entitled to participate in the Plan shall be the executive officers of the Company, as determined by the Committee.

4.     AWARDS.

         Executive officers as determined by the Committee may be granted annual incentive awards under this Plan at such times of each year as will satisfy the requirements of Code Section 162(m), provided, however, that if an individual becomes an executive officer during a year, an incentive goal for that individual shall be made for that fiscal year at the time she or he becomes an executive officer. The Committee may, in its discretion, grant annual incentive awards to non-executive officers and managers of the Company outside of this Plan.

         The annual incentive award to each executive officer shall be based on the Company, a subsidiary or division, attaining one or more of the following objective goals as established by the Committee for the fiscal year:

(a) earnings,
(b) earnings per share,
(c) common stock price,
(d)	market share,
(e)	revenue,
(f)	Operating or net cash flows,
(g)	pre-tax profits,
(h)	earnings before interest and taxes,
(i)	return on capital
(j)	economic value added,
(k)	return on inventory
(l)	operating margin
(m)	revenue
(n)	gross profit margin

          Different measures of goal attainment may be set for different plan participants. The performance goal may be a single goal or a range with a minimum goal up to a maximum goal, with corresponding increases in the incentive award up to the maximum award set by the Committee and as may be limited by this Plan. Such performance goals may disregard, at the Committee's discretion, the effect of one-time charges and extraordinary events such as asset write-downs, litigation judgments or settlements, changes in tax laws, accounting principles or other laws or provisions affecting reported results, accruals for reorganization or restructuring, and any other extraordinary non-recurring items, acquisitions or divestitures and any foreign exchange gains or losses. These goals shall be established by the Committee either by written consent or as evidenced by the minutes of a meeting at such times as to qualify amounts paid under this Plan for tax deductible treatment under Code Section 162(m).

         Payment of an earned award will be made in cash, or at the option of the Committee, in whole or in part in Company common stock. Upon completion of each fiscal year, the Committee shall review performance verses the established goal, and shall certify (either by written consent or as evidenced by the minutes of a meeting) the specified performance goals achieved for the fiscal year (if any), and direct which award payments are payable under the Plan, if any. No payment will be made if the minimum pre-established goals are not met. The Committee may, in its discretion, reduce or eliminate an individual's award that would have been otherwise paid. No individual may receive in any one fiscal year an award under the Plan of an amount greater than the lesser of (i) 150% of such individual's base salary for that year or (ii) $2 million.

5.     MISCELLANEOUS PROVISIONS.

         (a)  The Company shall have the right to deduct all federal, state, or local taxes required by law or Company policy from any award paid.

         (b)  Nothing contained in this Plan grants to any person any claim or right to any payments under the Plan. Such payments shall be made at the sole discretion of the Compensation Committee.

         (c)  Nothing contained in this Plan or any action taken by the Committee pursuant to this Plan shall be construed as giving an individual any right to be retained in the employ of the Company.

         (d)  The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

         (e)  The Plan may be amended, subject to the limits of Code Section 162(m), or terminated by the Committee at any time. However, no amendment to the Plan shall be effective without prior approval of the Company's stockholders which would (i) increase the maximum amount that may be paid under the Plan to any person or (ii) modify the business criteria on which performance targets are to be based under the Plan.

         (f)  This Plan shall terminate on the fifth anniversary after the date of ratification by the Company's stockholders.

AUTOZONE, INC.

Proxy Solicited on Behalf of the Board of Directors of
the Company for Annual Meeting of Stockholders

P R O X Y	I hereby appoint Harry L. Goldsmith and Donald R. Rawlins, and each of them, as proxies, with full power of substitution, to vote all shares of common stock of AutoZone, Inc., which I would be entitled to vote at the Annual Meeting of AutoZone, Inc., to be held at the Orpheum Theatre, 203 South Main Street, Memphis, Tennessee, on Thursday, December 9, 1999, at 10 a.m., and at any adjournments, on items 1, 2 and 3, as I have specified and such other matters as may come before the meeting.
	Election of Directors, Nominees:	(change of address)

(01) John C. Adams, Jr., (02) Andrew M. Clarkson,
(03) N. Gerry House, (04) Robert J. Hunt, (05) J.R. Hyde, III,
(06) James F. Keegan, (07) Edward S. Lampert,
(08) Michael W. Michelson, (09) Ronald A. Terry, and
(10) Timothy D. Vargo.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Director's recommendations.

 [Map to Orpheum Theatre appears here]

You are invited
to attend the
ANNUAL MEETING
OF STOCKHOLDERS

December 9, 1999
10:00 a.m.

Orpheum Theatre
203 South Main Street
Memphis, Tennessee

[X]	Please mark your votes as in this example.	4631

This proxy when properly executed will be voted in the manner directed below. If no direction is made, this proxy will be voted FOR the election of directors and FOR proposals 2 and 3.

The Board of Directors recommends a vote FOR proposals 2 and 3.

		FOR	WITHHELD			FOR	AGAINST	AB S TAIN
1.	Election of Directors (see reverse)	[_]	[_]	2.	Approval of executive compensation plan.	[_]	[_]	[_]	4.	In the discretion of the proxies named herein, upon such other matters as may properly come before the meeting.
For, except vote withheld from the following nominee(s):				3.	Approval of Independent Auditors.	[_]	[_]	[_]

[_]	Change of Address Phone: Please write new address on reverse side.
SIGNATURE(S)	_____________________________________________________	DATE ____________________	The signer hereby revokes all proxies heretofore given by the signer to vote at the meeting or any adjournments thereof.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.

●  FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL ●

Internet and Telephone Voting

          We encourage you to take advantage of these convenient new ways by which you can vote your shares. You can vote your shares through the Internet or the telephone. This eliminates the need to return the proxy card.

         To vote your shares through the Internet or the telephone you must use the control number printed in the box above just below the perforation. The series of numbers that appear in the box above must be used to access the system.

         1.  To vote over the Internet:
             • Log on the Internet and go to the Web site http://www.eproxyvote.com/azo

         2.  To vote over the telephone:
           •  On a touch-tone telephone call toll free 1-877-PRX-VOTE (1-877-779-8683)

         Your Internet or telephone vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

         If you choose to vote your shares through the Internet or the telephone, you should not mail back your proxy card.

Your vote is important. Thank you for voting.